Exhibit 6.10

SUBCONTRACT AGREEMENT

This Subcontract Agreement (the "Agreement") is made and effective this July 1st, 2025,

BETWEEN:	STANDARD DENTAL LABS INC. (the "Contractor"), a corporation organized and existing under the laws of the State of Nevada, with its head office located at: 424 E Central Blvd., Orlando, FL 32801

AND:	BRAVO DENTAL LAB LLC (the "Subcontractor"), a corporation organized and existing under the laws of the STATE OF FLORIDA, with its head office located at: 1008 N Pine Hills Road, Orlando, FL 32808

WHEREAS Contractor has entered into an Asset Purchase Agreement, henceforth "The Management Contract" with BRAVO DENTAL LAB LLC, to perform in accordance with various contract documents and specifications certain work requested by the Contractor’s clients, henceforth "Clients", and/or to furnish technical and lab management labor required to manufacture the following dental prosthetics and orthodontics:

The manufacturing of various dental prosthetics, henceforth to be known as “The Project”, and to be manufactured at the business address of the contractor located at 1008 N Pine Hills Road, Orlando, FL 32808, and

WHEREAS Contractor desires to retain Subcontractor to perform certain contract work in accordance with various contract documents and specifications and/or to furnish labor, materials, supplies, labor and/or goods for The Project;

NOW THEREFORE Contractor and Subcontractor agree as follows:

1.	SUBCONTRACT WORK

Subcontractor shall be employed as an independent contractor and shall provide and furnish all labor, supervision, and administration necessary for the proper and complete performance and acceptance of the following portions of the work, hereinafter "the Subcontract Work", for the Project, together with such other portions of the drawings, specifications and addendum as related thereto:

SEE EXHIBIT A: List of Products and Services.

2.	SUBCONTRACTOR PRICE

In consideration of Subcontractor's performance of this Subcontract, and at the times and subject to the terms and conditions hereinafter set forth, Contractor shall pay to Subcontractor the total sum of mutually agreed upon amount relative to the work performed and billed, hereinafter "subcontract price." Said subcontract price is dependent upon the conditions set forth in Exhibit A being met. Should said conditions not be met, the subcontract amount shall be modified accordingly.

3.	SPECIAL CONDITIONS

The Special Conditions to Subcontract are incorporated in this Subcontract as though fully set forth herein. Subcontractor hereby acknowledges receipt of the Special Conditions.

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4.	COMMUNICATION AND NOTICE

a.	All communications between Subcontractor and Client shall include Contractor, and use the medium provided by Contractor.

b.	Subcontractor shall furnish Contractor with periodic progress reports as required by Contractor, including status of material, equipment, manpower and submittal.

c.	Subcontractor shall provide proof of completion and proof of delivery for each job, and furnished to Contractor upon demand.

d.	Subcontractor shall be deemed to have received notice of a fact, request, order, or demand when notified, either orally or in writing, or 5 days after written notice is sent by registered or certified mail addressed to Subcontractor's last known place of business, whichever is sooner.

e.	Contractor shall be deemed to have received notice of a fact, request, or demand 10 days after written notice is sent by registered or certified mail addressed to the following address:

1008 N Pine Hills Road, Orlando, FL 32808

5.	GOVERNING LAW AND RULES OF CONSTRUCTION

a.	The validity, interpretation, and performance of this Subcontract shall be governed by the laws of the jurisdiction where the Project is located.

b.	Titles, captions, or headings to any provision, article, etc., shall not limit the full contents of the same. These articles have the full force and effect as if no titles existed.

c.	If any term or provision of this Subcontract is determined to be invalid, it shall not affect the validity and enforcement of the remaining terms and provisions of this Subcontract.

d.	This contract shall be binding upon and inure to the benefit of the respective successors, assigns, representatives, and heirs of the parties herein.

6.	AMENDMENT

This Subcontract shall only be amended or modified by written document executed by authorized representatives of Contractor and Subcontractor. This Subcontract supersedes all prior representations made by Contractor.

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7.	ARBITRATION

Any and all disputes or claims between the Contractor and the Subcontractor arising out of this Subcontract shall be resolved by submission of the same to FLORIDA CIRCUIT-CIVIL MEDIATOR SOCIETY, for resolution by binding arbitration according to Florida's Rules of Arbitration. In so agreeing the parties expressly waive their right to a jury trial, if any, on these issues and further agree that the award of the arbitrator shall be final and binding upon them as though rendered by a court of law and shall be enforceable in any court having jurisdiction over the same.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SUBCONTRACTOR	CONTRACTOR

/s/ Tiffany Boulton	/s/ James Brooks
Signed: Tiffany Boulton	James Brooks
BRAVO DENTAL LAB LLC	CEO Standard Dental Labs Inc.

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Exhibit A

List of Products and Services

Name	Material	Labor	Sales Price
PFZ (Layer tech)	$35.00	$25.00	$109.00
EMAX1	$35.00	$25.00	$139.00
E-MAX	$35.00	$25.00	$129.00
Anterior Bruxir	$35.00	$25.00	$109.00
N-PFM	$25.00	$25.00	$89.00
PFM	$25.00	$25.00	$99.00
PFM	$40.00	$25.00	$100.00
PFM	$25.00	$25.00	$109.00
Zirconia (Bruxer)	$30.00	$25.00	$79.00
Zirconia (Bruxir)	$30.00	$25.00	$89.00
All Ceramic	$30.00	$25.00	$99.00
All Ceramic (layer tech)	$35.00	$25.00	$89.00
All Ceramic (layer tech)	$35.00	$25.00	$99.00
All Ceramic (layer tech)	$35.00	$25.00	$109.00
All Ceramic (layer tech)	$35.00	$25.00	$129.00
All Ceramic Crown	$30.00	$25.00	$99.00
Post	$10.00	$20.00	$40.00
Post	$10.00	$20.00	$50.00
Metal Occlusion	$10.00	$10.00	$30.00
Metal collar	$10.00	$5.00	$20.00
Metal lingual	$10.00	$10.00	$30.00
Full Gold Crown	$25.00	$25.00	$99.00
Repair	$15.00	$50.00	$89.00
Bridge Connection	$0.00	$5.00	$15.00
Porcelain Veneer	$40.00	$30.00	$139.00
Fit to Partial	$0.00	$10.00	$20.00
Add Clasp	$0.00	$10.00	$20.00
Rest	$0.00	$10.00	$20.00
Soft Tissue	$5.00	$10.00	$20.00
Flipper	$30.00	$30.00	$109.00
Rush	$0.00	$0.00	$30.00
Late Fee	$0.00	$0.00	$35.00
Screw Implant	$100.00	$70.00	$299.00
Implnat (Por)	$10.00	$10.00	$30.00

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